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                                     Registration No. 333-______
As filed with the Securities and Exchange Commission on
                        December 30, 1999
================================================================
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
          _______________________________________
                         FORM S-8
               REGISTRATION STATEMENT UNDER
                 THE SECURITIES ACT OF 1933
           _______________________________________


              CUMBERLAND MOUNTAIN BANCSHARES, INC.
    ______________________________________________________
    (Exact name of Registrant as Specified in Its Charter)

           TENNESSEE                           31-1499488
--------------------------------         ---------------------
(State or Other Jurisdiction             (I.R.S. Employer
of Incorporation or organization)        Identification No.)



                     1431 CUMBERLAND AVENUE
                   MIDDLESBORO, KENTUCKY 40965
                         (606) 248-4584
      --------------------------------------------------
           (Address of Principal Executive Offices)

CUMBERLAND MOUNTAIN BANCSHARES, INC. MANAGEMENT RECOGNITION PLAN
      CUMBERLAND MOUNTAIN BANCSHARES, INC. 1998 STOCK OPTION
                      AND INCENTIVE PLAN
----------------------------------------------------------------
                     (Full Title of the Plans)

                  JAMES J. SHOFFNER, PRESIDENT
              CUMBERLAND MOUNTAIN BANCSHARES, INC.
                    1431 CUMBERLAND AVENUE
                 MIDDLESBORO, KENTUCKY  40965
      -------------------------------------------------
             (Name and Address of Agent for Service)

                        (606) 248-4585
--------------------------------------------------------------
(Telephone Number, Including Area Code, of Agent for Service)

                      COPIES TO:
              GARY R. BRONSTEIN, ESQUIRE
               James C. Stewart, Esquire
              Joan S. Guilfoyle, Esquire
          Housley Kantarian & Bronstein, P.C.
           1220 19th Street N.W., Suite 700
                Washington, D.C.  20036
                    (202) 822-9611

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                        CALCULATION OF REGISTRATION FEE
=============================================================================
Title of Securities                        Proposed Maximum    Proposed Maximum      Amount Of
    To Be              Amount To Be         Offering Price    Aggregate Offering   Registration
 Registered           Registered (1)         Per Share (2)        Price (2)            Fee
-----------------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value         61,562                 $(2)             $783,096            $207.00
================================================================================================

(1)  Maximum number of shares issuable under the Cumberland Mountain Bancshares, Inc. Management
     Recognition Plan (17,589 shares) and the Cumberland Mountain Bancshares, Inc. 1998 Stock
     Option and Incentive Plan (43,973 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the Registrant.
(2)  Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised. Of the shares being registered hereby, 32,975 are under option at a weighted average exercise price of $16.00 per share ($527,600 in the aggregate).  The remainder of such shares, which are not presently subject to option (28,587 shares), are being registered based upon the average of the bid and asked price of the common stock of the Registrant as reported on the OTC "Electronic Bulletin Board" on
     December 29, 1999 of $8.9375 per share ($255,496 in the aggregate).  Therefore, the total amount of the offering being registered herein is $783,096.

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                        PART I

          INFORMATION REQUIRED IN THE SECTION
                   10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

       *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Cumberland Mountain Bancshares, Inc. Management Recognition Plan and the Cumberland Mountain Bancshares, Inc. 1998 Stock Option and Incentive Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                         PART II

    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------
       Cumberland Mountain Bancshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accor-dingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also main-tains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

       The following documents are incorporated by reference in this Registration Statement:

       (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 (Commission File No. 0-22287).

       (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 (Commission File No.
0-22287).

       (c) The description of the Company's securities contained in the Company's Form 8-A, as filed with the Commission on March 25, 1997 (Commission File No. 0-22287).

       ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(a), 13(c), 14, AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------
       Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------
       Not Applicable.

                         1
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
ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------
       The directors and officers of the Company are entitled to indemnification in certain circumstances. Such indemnification arises from Article XIII of the Company's Charter, separate indemnification agreements entered into between the Company and the Bank and the directors, and the Tennessee Business Corporation Act. In addition, the Bank currently maintains a directors and officers liability policy to which the Company will become party. These provisions and contracts are described briefly below.

ARTICLE XIII OF THE CHARTER

       Article XIII of the Company's Charter provides that directors, officers, employees and agents may be indemnified in certain circumstances against liability which they may incur in their capacities. Article XIII requires that the Company indemnify any director who is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative ("proceeding"), because he is or was a director against liability incurred in such proceeding as long as he conducted himself in good faith, he reasonably believed, (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company must also indemnify any director and any officer who is not a director if he was wholly successful, on the merits or otherwise, in the defense of any proceedings to which he was a party because he is or was a director or officer of the Company against reasonable expenses incurred by him in connection with the proceeding. However, the Company may not indemnify a director in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

       Article XIII permits the Company to pay the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding as long as:
(1) the director furnishes the Company a written affirmation of his good faith belief that he has met the requisite standard of conduct; (2) he provides the Company with a written undertaking to repay such amounts if it is ultimately determined that he is not entitled to indemnification; and (3) a determination is made based on the facts then known, that indemnification is permissible.

       The Company may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the required standards. The determination must be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by independent special legal counsel; or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    The Company may indemnify and advance expenses to an officer, employee or agent of the Company who is not a director to the same extent as a director.

INDEMNIFICATION AGREEMENTS

       The Company and the Bank have entered into written indemnification agreements (the "Indemnification Agreements") with each director of the Company and the Bank pursuant to which the Company and the Bank will indemnify such individuals against any and all expenses incurred by such individuals in connection with any proceeding of any type to which such individual is made or threatened to be made a party, as a result of or in connec-tion with any action or inaction on the part of a director while the director was or is a director or while the director was or is serving at the request of the Company or the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Expenses covered by such agreements include, without limitation, any judgment, amounts paid in settlement of a proceeding, reasonable attorney's fees actually paid and incurred in connection with a proceeding and reasonable attorneys's fees, costs and expenses, if any, actually paid or incurred in connection with a proceeding to enforce his rights under the Indemnification Agreement. The Indemnification Agreements also provide for the prompt advancement of expenses to the director in connection with investigating, defending or being a witness in any proceeding. The Indemnification


                              2
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
Agreements further provide a mechanism through which a director may seek court relief in the event that the Company's or the Bank's Board of Directors (or other person appointed by the Board) determines that the directors would not be permitted to be indemnified under applicable law.

       Notwithstanding the foregoing, no indemnification may be made under the Indemnification Agreements for any of the following: (i) any act or omission for which the Bank is prohibited to provide indemnification under federal law; (ii) to the extent indemnification is prohibited by applicable regula-tion or order properly issued by the FDIC or OTS under Section 18(k) of the Federal Deposit Insurance Act; (iii) to the extent either the Bank or the Company has received a written objection from the OTS to indemnification of the director, which written objection is authorized by applicable law, regulation or order relating specifically to indemnification, until such time as it is permitted by the OTS; (iv) for any proceeding for which the director is adjudged in a proceeding to be liable to the Bank or the Company in the performance of his duty to the Bank, the Company or their stockholders unless, and only to the extent that, the court in which such proceeding is or was pending determines that, in view of the circumstances, the director is fairly and reasonably entitled to indemnity; (v) proceedings or claims initiated or brought voluntarily by the director and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the Indemnification Agreement or any other statute or law unless otherwise determined by the Board of Directors; and (vi) any amounts which have been paid directly to the director by an insurance carrier under a policy of directors' liability insurance maintained by the Bank or the Company.

TENNESSEE BUSINESS CORPORATION ACT

       The Tennessee Business Corporation Act requires Tennessee corporations such as the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a directors of the corporation against reasonable expenses incurred by him, unless the corporation's charter provides otherwise. The Tennessee Business Corporation Act also generally permits Tennessee corporations to indemnify directors and officers in the same manner as Article XIII of the Company's Charter provides. In no event, however, may a Tennessee corporation indemnify a director if a judgment or other final adjudication adverse to the director establishes his liability:
(i) for any breach of the duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for the approval of unlawful distributions.


DIRECTORS AND OFFICERS LIABILITY INSURANCE

       Pursuant to its Charter and Tennessee law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Bank currently maintains such a policy and it is intended that the Company will become a party to such policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------
       Not Applicable.

Item 8.  EXHIBITS
------

     The exhibits scheduled to be filed as part of this Registration Statement are as follows:


   5.1  Opinion of Housley Kantarian & Bronstein, P.C.
        as to the validity of the Common Stock being registered

 23.1   Consent of Housley Kantarian & Bronstein, P.C.
        (appears in their opinion filed as Exhibit 5)

 23.2   Consent of Marr, Miller & Myers, PSC

 24 Power of Attorney (contained in the signature page to this registration statement)

 99.1   Cumberland Mountain Bancshares, Inc.
        Management Recognition Plan and associated
        Grantor Trust Agreement

 99.2   Cumberland Mountain Bancshares, Inc. 1998
        Stock Option and Incentive Plan

 99.3   1999 Amendment to the Cumberland Bancshares,
        Inc. 1998 Stock Option and Incentive Plan

 99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive
        Stock Options granted under the Cumberland
        Mountain Bancshares, Inc. 1998 Stock Option and Incentive Plan

 99.5 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock Options granted under the Cumberland Mountain Bancshares, Inc. 1998
        Stock Option and Incentive Plan

 99.6 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation
        Rights granted under the Cumberland Mountain
        Bancshares, Inc. 1998 Stock Option and
        Incentive Plan

 99.7   Notice of MRP Award

 99.8 Memorandum concerning taxation of MRP Awards, and associated election form


ITEM 9.  UNDERTAKINGS
------
       1.   The undersigned registrant hereby undertakes:

            (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement --

                 (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not-withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggre-gate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii)  To include any additional or changed
material information on the plan of distribution.

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incor-orated by reference in the Form F-3.

       2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incor-porated by reference in the prospectus to provide such interim financial information.

       4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemni-fication by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Middlesboro, Commonwealth of Kentucky, on December 29, 1999.

                        CUMBERLAND MOUNTAIN BANCSHARES, INC.


                        By: /s/James J. Shoffner
                            --------------------------------
                            James J. Shoffner
                            President and Chief Managing Officer
                            (Duly Authorized Representative)


                     POWER OF ATTORNEY

    We, the undersigned Directors of Cumberland Mountain Bancshares, Inc., hereby severally constitute and appoint J. Roy Shoffner and James J. Shoffner, either of whom may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said J. Roy Shoffner and James J. Shoffner, either of whom may act, may deem necessary or advisable to enable Cumberland Mountain Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Cumberland Mountain Bancshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said J. Roy Shoffner and James J. Shoffner shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                           Title                                     Date
----------                           -----                                     ----
/s/J. Roy Shoffner            Chairman of the Board and                 December 29, 1999
-----------------------        Chief Executive Officer
 J. Roy Shoffner               (Principal Executive Officer)


 /s/James J. Shoffner          President and                            December 29, 1999
-----------------------        Chief Managing Officer;
 James J. Shoffner             Director


 /s/J. D. Howard               Senior Vice President;                   December 29, 1999
-----------------------        Chief Financial Officer; Corporate
 J. D. Howard                  Secretary and Treasurer (Principal
                               Financial and Accounting Officer)

 /s/Reccie Stagnolia, Jr.      Vice President; Branch                   December 29, 1999
-----------------------        Manager; Director
 Reccie Stagnolia, Jr.


 /s/Barry Litton               Director                                 December 29, 1999
-----------------------
 Barry Litton


 /s/Raymond C. Walker          Director                                 December 29, 1999
-----------------------
 Raymond C. Walker

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